Leatt Corp Announces Results for the Third Quarter 2024

CAPE TOWN, South Africa, (October 29, 2024) - Leatt Corporation (OTCQB: LEAT), a leading developer and marketer of head-to-toe protective equipment for Moto, MTB, ADV and a wide range of extreme and high-velocity sports, today announced financial results for the third quarter ending September 30, 2024. All financial numbers are in U.S. dollars.

Third Quarter and First Nine Months 2024 Snapshot

• Global revenues returned to growth as revenues for the third quarter of 2024 were $12.14 million, up 1%, compared to the third quarter of 2023.

• Gross profit margins increased 4% sequentially, compared to the second quarter of 2024.

• Cash flow generated from operations for the first nine months of 2024 was $2.98 million.

• Net Income was $115,837, down 75%, compared to the third quarter of 2023.

• Direct-to-consumer sales increased 12% for the third quarter of 2024.

• Cash and cash equivalents at September 30, 2024 was $12.47 million, up 10%, compared to cash on hand at December 31, 2023.

Chief Executive Officer Sean Macdonald commented, "We are all very encouraged by the results of the third quarter of 2024, which we see as a pivotal quarter as global revenues returned to growth, albeit still marginal at this stage. Total global revenues for the quarter were $12.14 million, a 1% increase year-over-year. Body armor sales were up $0.27 million, helmet sales were up $0.14 million and neck brace sales were up $0.04 million. International sales were $8.58 million, up 5% as inventory continues to be digested and an uptick in ordering begins to filter through to our revenues. Gross profit for the third quarter was $5.17 million.

"Our margins also continued to improve on a quarterly basis, increasing by 4% sequentially over the second quarter of 2024, as we manage clearing older inventory and selling newer stock at higher margins. Our inventory levels continue to stabilize, decreasing by $4.62 million, or 23%, over the last nine months, as we continue to seek opportunities to turn over slower-moving inventory and replenish stock levels in preparation for stronger ordering.

"During the quarter we continued to ship orders for our new ADV (Adventure) apparel product line, designed for motorcycle enthusiasts seeking comfort and safety while riding in all weather conditions and terrains. We remain confident that we have the initial distribution, track record, core competencies and talent to deliver a pipeline of other innovative ADV product categories to reach this substantial segment.

"Footwear, comprising MTB shoe and MOTO boot revenues, contracted on a global basis during the quarter. Footwear has been particularly constrained in the current environment with aggressive competitive pricing and high inventory levels causing very cautious buying at the dealer level. We do expect this area to improve as inventory is digested, and ordering continues to pick up.

"We continue to see very encouraging trends at the direct-to-consumer level as consumer direct sales increased by 12%. Our consumer direct platform in South Africa continued to display strong sales, exceeding our expectations.

"Despite current industry-wide conditions, re-investments in working capital and our push to invest in long-term growth, cash increased by $1.12 million to $12.47 million, with cash flows provided by operations of $2.98 million for the nine months ended September 30, 2024. Our liquidity continues to improve as our team continues to manage working capital efficiently.

"Overall, despite some constrained brick-and-mortar MOTO dealer sales in the US, our team remains enthusiastic about the pivotal moment in our recovery that is currently in play. We strongly believe that our strategy of investing in talent, innovative product development and the brand, and our distribution capabilities will fuel growth moving forward."

Financial Summary

Total revenues for the third quarter of 2024 were $12.14 million, up 1%, compared to $12.01 million for the third quarter of 2023.

This increase in worldwide revenues is primarily attributable to a $0.27 million increase in body armor sales, a $0.14 million increase in helmet sales, and a $0.04 million increase in neck brace sales, that were partially offset by a $0.32 million decrease in other products, part and accessory sales.

Income from operations for the third quarter of 2024 was $25,898, down 96%, compared to $620,395 for the third quarter of 2023.

Net income for the third quarter of 2024 was $115,837 or $0.02 per basic and $0.02 per diluted share, down 75%, as compared to net income of $460,474, or $0.08 per basic and 0.07 per diluted share, for the third quarter of 2023.

Leatt continued to meet its working capital needs from cash on hand and internally generated cash flow from operations. At September 30, 2024, the Company had cash and cash equivalents of $12.47 million and a current ratio of 6.5:1.

Founder and Research and Development Lead, Dr. Christopher Leatt remarked: "As evidenced by our new ADV apparel line, and our new range of bicycle components, which will commence initial shipment in the coming months, our pipeline of innovative head-to-toe products continues to be very strong."

Business Outlook

Mr. Macdonald added, "Although there are still some challenging economic headwinds globally that may impact demand to some extent, inventory continues to be digested, participation remains strong and ordering patterns continue to improve and have started to filter through to our international distribution revenues and ultimately our revenue position. This is a trend that we expect to continue over the next few periods and beyond.

"We will continue to optimize our selling capabilities by building a team of sales and marketing professionals around the world as industry-wide turbulence presents an opportunity to continue growing the Leatt family by adding talent.

"We are all enthusiastic about the future at Leatt with our strong portfolio of innovative products in the market and in the pipeline, a multi-channel sales organization that is growing and developing, and a robust balance sheet to fuel brand and revenue growth. We remain confident that we are well positioned for future growth and shareholder value."

Conference Call

The Company will host a conference call at 10:00 am ET on Tuesday, October 29, 2024 to discuss the third quarter 2024 results.

Participants should dial in to the call ten minutes before the scheduled time, using the following numbers: 1-877-407-9716 (U.S.A) or +1-201-493-6779 (international) to access the call.

Audio Webcast

There will also be a simultaneous live webcast through the Company's website, www.leatt-corp.com. Participants should register on the website approximately ten minutes prior to the start of the webcast.

Replay

An audio replay of the conference call will be available for seven days and can be accessed by dialing 1-844-512-2921 (U.S.A) or +1-412-317-6671 (international) and using passcode 13749831.

For those unable to attend the call, a recording of the live webcast will be archived shortly following the event for 30 days on the Company's website.

About Leatt Corp

Driven by the science of thrill, Leatt Corporation develops head-to-toe personal protective gear for various sports, with a focus on mountain biking and extreme motorsports. This includes the award-winning Leatt-Brace®, a neck brace system considered the gold standard for neck protection when worn in conjunction with a helmet. Leatt products are designed for participants in extreme sports that use motorcycles, bicycles, mountain bikes, all-terrain vehicles, snowmobiles, and other open-air vehicles. For more information, visit www.leatt.com.

Follow Leatt® on Facebook, Twitter, and Instagram.

Forward-looking Statements

This press release may contain forward-looking statements regarding Leatt Corporation (the "Company") within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding the continued impact of the ADV range of products and direct-to-consumer sales on the Company's results of operations; the Company's ability to continue developing a pipeline of innovative products and attracting global industry talent to fuel future growth; the ability of the Company to ship and successfully gain market acceptance of its new bicycle components category; the general ability of the Company to achieve its commercial objectives, including development and growth of a multi-channel sales organization; the business strategy, plans and objectives of the Company; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "seeks," "should," "could," "intends," or "projects" or similar expressions, and involve known and unknown risks and uncertainties. These statements are based upon the Company's current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties may be beyond our ability to foresee or control. Other risk factors include the status of the Company's common stock as a "penny stock" and those listed in other reports posted on The OTC Markets Group, Inc.

Contact:

Michael Mason

Investor Relations

Investor-info@leatt.com

LEATT CORPORATION
CONSOLIDATED BALANCE SHEETS

ASSETS
	September 30, 2024	December 31, 2023
	Unaudited	Audited
Current Assets
Cash and cash equivalents	$12,470,005	$11,347,420
Accounts receivable, net	7,862,982	6,970,322
Inventory, net	15,772,146	20,391,873
Payments in advance	977,703	664,754
Deferred asset, net	-	9,601
Income tax refunds receivable	523,888	623,081
Prepaid expenses and other current assets	2,846,213	2,297,934
Total current assets	40,452,937	42,304,985

Property and equipment, net	4,055,879	4,026,821
Operating lease right-of-use assets, net	626,949	845,209
Accounts receivable, net	146,477	309,947
Deferred tax asset, net	84,200	84,200

Other Assets
Deposits	37,960	36,210

Total Assets	$45,404,402	$47,607,372

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$5,889,080	$5,202,368
Notes payable, current	52,078	112,858
Operating lease liabilities, current	276,062	299,432
Short term loans, net of finance charges	5,795	1,135,761
Total current liabilities	6,223,015	6,750,419

Notes payable, net of current portion	7,147	30,652
Operating lease liabilities, net of current portion	350,887	545,777

Commitments and contingencies

Preferred stock, $.001 par value, 1,120,000 shares authorized, 120,000 shares issued and outstanding	3,000	3,000
Common stock, $.001 par value, 28,000,000 shares authorized, 6,215,440 and 6,215,440 shares issued and outstanding	130,553	130,553
Additional paid - in capital	10,749,136	10,745,384
Accumulated other comprehensive loss	(1,100,976)	(1,398,258)
Retained earnings	29,041,640	30,799,845
Total stockholders' equity	38,823,353	40,280,524

Total Liabilities and Stockholders' Equity	$45,404,402	$47,607,372

The accompanying notes are an integral part of these consolidated financial statements.

LEATT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2024	2023	2024	2023
	Unaudited	Unaudited	Unaudited	Unaudited

Revenues	$12,138,123	$12,008,847	$32,831,288	$37,438,414

Cost of Revenues	6,968,051	6,890,845	19,731,470	21,204,860

Gross Profit	5,170,072	5,118,002	13,099,818	16,233,554

Product Royalty Income	123,706	1,767	255,789	25,151

Operating Expenses
Salaries and wages	1,676,828	1,267,455	4,853,471	3,737,382
Commissions and consulting expenses	138,124	168,299	427,941	375,548
Professional fees	108,627	156,868	528,215	605,896
Advertising and marketing	1,304,215	974,488	3,379,914	2,678,960
Office lease and expenses	141,420	145,863	456,164	457,675
Research and development costs	620,019	610,589	1,804,590	1,828,548
Bad debt expense (recovery)	(30,788)	46,113	(20,510)	(135,108)
General and administrative expenses	993,031	830,145	2,913,079	2,516,919
Depreciation	316,404	299,554	907,788	871,738
Total operating expenses	5,267,880	4,499,374	15,250,652	12,937,558

Income (Loss) from Operations	25,898	620,395	(1,895,045)	3,321,147

Other Income (Expenses)
Interest and other expenses, net	105,430	(1,150)	178,963	(38,948)
Total other Income (expenses)	105,430	(1,150)	178,963	(38,948)

Income (Loss) Before Income Taxes	131,328	619,245	(1,716,082)	3,282,199

Income Taxes	15,491	158,771	42,123	1,022,365

Net Income (Loss) Available to Common Shareholders	$115,837	$460,474	$(1,758,205)	$2,259,834

Net Income (Loss) per Common Share
Basic	$0.02	$0.08	$(0.28)	$0.38
Diluted	$0.02	$0.07	$(0.27)	$0.36

Weighted Average Number of Common Shares Outstanding
Basic	6,215,440	5,971,340	6,215,440	5,971,340
Diluted	6,485,890	6,270,691	6,485,890	6,270,691

Comprehensive Income (Loss)
Net Income (Loss)	$115,837	$460,474	$(1,758,205)	$2,259,834
Other comprehensive income (loss) , net of $0 deferred income taxes in 2024 and 2023
Foreign currency translation	274,270	(27,708)	297,282	(464,777)

Total Comprehensive Income (Loss)	$390,107	$432,766	$(1,460,923)	$1,795,057

The accompanying notes are an integral part of these consolidated financial statements.

LEATT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

	2024	2023

Cash flows from operating activities
Net income (loss)	$(1,758,205)	$2,259,834
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	907,788	871,738
Stock-based compensation	3,752	-
Bad debts reserve	(31,247)	(175,448)
Inventory reserve	128,096	299,942
Deferred asset allowance	(6,400)	(75,971)
Gain on sale of property and equipment	-	(2,375)
(Increase) decrease in:
Accounts receivable	(861,413)	2,342,233
Deferred asset	16,001	992,389
Inventory	4,491,631	3,802,173
Payments in advance	(312,949)	413,276
Prepaid expenses and other current assets	(548,279)	548,208
Income tax refunds receivable	99,193	(340,492)
Long-term accounts receivable	163,470	-
Deposits	(1,750)	792
Increase (decrease) in:
Accounts payable and accrued expenses	686,712	(567,611)
Income taxes payable	-	(3,382,700)
Deferred compensation	-	(400,000)
Net cash provided by operating activities	2,976,400	6,585,988

Cash flows from investing activities
Capital expenditures	(861,567)	(1,412,558)
Proceeds from sale of property and equipment	-	2,793
Net cash used in investing activities	(861,567)	(1,409,765)

Cash flows from financing activities
Repayment of notes payable to bank	(84,285)	(79,353)
Repayment of short-term loans, net	(1,129,966)	(1,024,949)
Net cash used in financing activities	(1,214,251)	(1,104,302)

Effect of exchange rates on cash and cash equivalents	222,003	(391,114)

Net increase in cash and cash equivalents	1,122,585	3,680,807

Cash and cash equivalents - beginning of period	11,347,420	7,102,945

Cash and cash equivalents - end of period	$12,470,005	$10,783,752

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$69,515	$56,602
Cash paid for income taxes	$55,906	$4,529,602

Other noncash investing and financing activities
Common stock issued for services	$3,752	$-

The accompanying notes are an integral part of these consolidated financial statements.